AMENDED
EAGLE FUNDS ACCOUNTING AND PRICING SERVICES AGREEMENT

THIS AGREEMENT is made as of the 1st day of May 2009, as amended on September 1, 2009, by and between each of the investment companies and investment series thereof (including applicable classes) listed on Schedule A attached hereto, as such Schedule is amended from time to time (each a “Fund” and collectively, the “Funds”), and Eagle Fund Services, Inc. (“EFS”), a Florida corporation.

WHEREAS, each Fund is organized as a series of a business trust (the “Trust”) under the laws of the Commonwealth of Massachusetts, is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”), and is authorized to issue its shares in separate investment series; and

WHEREAS, each Fund wishes to retain EFS to provide certain fund accounting and pricing services to each Fund and each of its existing investment series, together with all other investment series established in the future, and EFS is willing to furnish such services.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.     Appointment. The Funds hereby appoint EFS to provide certain accounting services for each Fund on the terms set forth in this Agreement. EFS accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 11 of this Agreement.

2.     Delivery of Documents. Each Fund has made available to EFS (or has furnished EFS with) properly certified or authenticated copies, with all amendments and supplements thereto, of the following documents:

(a)     Declaration of Trust of the Trust;

(b)     By-Laws of the Trust;

(c)     Resolution of the Trust’s Board of Trustees appointing EFS and approving the form of this Agreement; and

(d)     Resolutions of the Trust’s Board of Trustees designating certain of its officers to give instructions on behalf of the Fund to EFS and authorizing EFS to rely upon Proper Instructions (as hereinafter defined).

3.     Authorized Persons. Concurrently with the execution of this Agreement, each Fund shall deliver to EFS a certificate setting forth the names, titles and signatures of such persons authorized to give Proper Instructions or any other notice, request, direction, instruction, certificate or instrument on behalf of the Fund (“Authorized Persons”). Such certificate may be accepted and reasonably relied upon by EFS as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until delivery to EFS of a similar certificate to the contrary. Upon delivery of a certificate that deletes the name of a person previously authorized to give Proper Instructions, such person shall no longer be considered an Authorized Person.

4.     Proper Instructions.

(a)     Unless otherwise provided in this Agreement, EFS shall act only upon Proper Instructions. “Proper Instructions” shall mean: (i) a tested telex from a Fund; (ii) other communications effected directly between electro-mechanical or electronic devices or systems, provided that the EFS and the Fund agree to the use of such device or system; (iii) a written request, direction, instruction or certificate signed or initialed on behalf of a Fund by one or more Authorized Persons; or (iv) telephonic or other oral instructions given by any Authorized Person that EFS reasonably believes to have been given by a person authorized to give such instructions. Proper Instructions may be in the form of standing instructions.

(b)     Oral instruments will be confirmed by tested telex or in writing in the manner set forth above at the close of business on the same day that oral instructions are given to EFS, but the lack of such confirmation shall in no way affect any action taken by EFS in reasonable reliance upon such oral instructions.

(c)     EFS may assume that any Proper Instructions received hereunder are not in any way inconsistent with any provisions of the applicable Fund’s Declaration of Trust or By-Laws or any vote, resolution or proceeding of the Fund’s Shareholders, or of the Board of Trustees or of any committees thereof. EFS shall be entitled reasonably to rely upon any Proper Instructions actually received by it pursuant to this Agreement. The sole obligation of EFS with respect to any follow-up or confirmatory instruction shall be to make reasonable efforts to detect any discrepancy between said instruction and the original Proper Instruction and to advise the applicable Fund accordingly.

5.     Fund Accounting Services.

(a)     Daily Activities. EFS will perform the following accounting functions on a daily basis for each Fund:

(1)     Journalize the Fund’s capital share and income and expense activities;

(2)     Verify investment buy/sell trade tickets received from the Fund’s investment adviser(s) or subadviser(s) and transmit trades to the Fund for proper settlement;

(3)     Maintain individual ledgers for investment securities;

(4)     Maintain historical tax lots for each security;

(5)     Reconcile Share activity and outstanding Share balances with the transfer agent;

(6)     Update the cash availability throughout the day as required by the Fund’s investment adviser(s) or subadviser(s);

(7)     Post to and prepare the Fund’s Statement of Assets and Liabilities and the Statement of Operations;

(8)     Calculate various contractual expenses (e.g., advisory and custody fees);

(9)     Monitor the expense accruals and notify Fund management of any proposed adjustments;

(10)     Calculate capital gains and losses;

(11)     Determine the Fund’s net income;

(12)     Obtain security market quotations from appropriately approved independent pricing services or, if such quotes are unavailable, then obtain such prices from the Fund’s investment adviser(s) or subadviser(s), and in either case calculate the market value of the Fund’s investments;

(13)     Value the assets of the Fund in accordance with the Fund’s most current Pricing and Valuation Procedures and compute the net asset value per share of the Fund at such times and dates and in the manner specified in the Fund’s current prospectus;

(14)     Provide a copy of the daily portfolio valuation to the Fund’s investment adviser(s) or subadviser(s); and

(15)     Compute the Fund’s yield, total return, expense ratio, portfolio turnover rate and daily dividend factor and disseminate as agreed upon by the parties hereto.

(b)     Monthly Activities. On the first business day following the end of each month, each Fund shall cause its custodian to prepare and forward to EFS, within three business days following the end of each such month, a monthly statement of cash and portfolio transactions, which EFS will reconcile with EFS’ accounts and records maintained for the Fund. Within three business days following EFS’ receipt of the monthly statement provided by the Fund’s custodian, EFS will provide a written report of any discrepancies to the Fund’s custodian, and will provide a written report of any unreconciled items to the Fund.

(c)     Other Activities. In addition to the foregoing accounting services, EFS, will on behalf of each Fund and its separate investment series:

(1)     Prepare quarterly broker security transactions summaries;

(2)     Supply various Fund statistical data as reasonably requested by the Fund on an ongoing basis;

(3)     Assist in the preparation of support schedules necessary for completion of the Fund’s federal, state and, if applicable, excise tax returns;

(4)     Assist in preparation of the Fund’s semi-annual reports with the Securities and Exchange Commission on Form N-SAR;

(5)     Assist in the preparation of the Fund’s Form N-CSR filed with the Securities and Exchange Commission;

(6)     Assist in the preparation of the Fund’s quarterly Form N-Q reports with the Securities and Exchange Commission;

(7)     Assist in the preparation of the Fund’s proxy statements;

(8)     Assist in the preparation of registration statements on Form N-1A and other filings relating to the registration of the Fund’s Shares;

(9)     Act as liaison with the Fund’s independent certified public accountants and provide account analyses, fiscal year summaries, and other audit related schedules, and take all reasonable actions in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as such may be required by the Fund from time to time; and

(10)     Render such other similar services as may be reasonably requested by the Fund.

6.     Records. EFS shall create and maintain all necessary books and records in accordance with all applicable laws, rules and regulations, including, but not limited to, records required by Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, pertaining to the services performed by it and not otherwise created and maintained by another party pursuant to contract with the Funds. Such books and records which are in the possession of the EFS shall be the property of the applicable Fund. The Fund, or the Fund’s authorized representatives, shall have access to such books and records at all times during EFS’ normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by EFS to the Fund or the Fund’s authorized representatives at the Fund’s expense.

7.     Information to Be Provided to EFS. Each Fund shall provide, and shall require each of its agents (including, without limitation, its custodian and distributor) to provide, to EFS in a timely fashion all data and information necessary for EFS to maintain the Fund’s accounts, books and records as required by this Agreement.

8.     Confidentiality. EFS agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Funds all books, records and other information relative to the Funds and the Funds’ prior, present or potential shareholders, and not to use such books, records and other information for any purpose other than performance of the EFS’ responsibilities and duties hereunder, except, after prior notification to and approval by the applicable Fund, which approval shall not be unreasonably withheld and may not be withheld where EFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

9.     Right to Receive Advice.

(a)     Advice of a Fund.     If EFS shall be in doubt as to any action to be taken or omitted by it, it may request, and shall promptly receive, from a Fund directions or advice, including Proper Instructions where appropriate.

(b)     Advice of Counsel. If EFS shall be in doubt as to any question of law involved in any action to be taken or omitted by the EFS, it may request advice from qualified legal counsel of its own choosing, who is acceptable to the Fund.

(c)     Protection of EFS. EFS shall be protected in any action that it takes or determines not to take in reasonable reliance on any directions, advice or Proper Instructions received pursuant to subsections (a) or (b) of this paragraph. However, nothing in this paragraph shall be construed as imposing upon EFS any obligation to seek such directions, advice or Proper Instructions, or to act in accordance with such directions, advice or Proper Instructions when received, unless, under the terms of another provision of this Agreement, the same is a condition to EFS’ properly taking or omitting to take such action. Nothing in this subsection shall excuse EFS when an action or omission on its part constitutes willful misfeasance, willful misconduct, gross negligence or reckless disregard by EFS of its duties under this Agreement.

10.     Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, EFS shall at all times conform with all applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the 1940 Act, and the Commodity Exchange Act; any other applicable provisions of state and federal laws, rules and regulations; and the provisions of each Fund’s current prospectus, Declaration of Trust and By-Laws, all as amended from time to time.

11.     Fees and Expenses.

(a)     As compensation for the accounting services rendered by EFS during the terms of this Agreement, each Fund will pay EFS a fee as provided on Schedule B in complying with the terms of this Agreement.

(b)     EFS will, on a timely basis, bill the Funds for any and all amounts due it under this Agreement. The Fund will promptly pay to EFS the amount of such billing.

(c)     EFS in its sole discretion may from time to time employ or associate with itself such person or persons as EFS may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both the Fund and EFS.

12.     Responsibility of EFS. EFS shall be under no duty to take any action on behalf of the Funds except as specifically set forth herein or as may be specifically agreed to by EFS in writing. EFS shall not be liable for any error in judgment or mistake at law for any loss suffered by a Fund in connection with any matters to which this Agreement relates, but nothing herein contained shall be construed to protect EFS against any liability by reason of willful misfeasance, willful misconduct, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement. Without limiting the generality of the foregoing or of any other provision of this Agreement, EFS in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of:

(a)     the validity or invalidity or authority or lack thereof of any Proper Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which EFS reasonably believes to be genuine.

(b)     delays, errors or loss of data occurring by reason of circumstances beyond EFS’ control, including, without limitation, acts of civil or military authority, national emergencies, hurricane, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply; or

(c)     the accuracy of security market quotations provided to EFS by independent pricing services or such other service or source designated by the Fund’s investment adviser, except when a Fund or the investment adviser has given or caused EFS to be given instructions to utilize a different market value.

In addition, nothing herein shall require EFS to perform any duties under this Agreement on any day on which EFS or the New York Stock Exchange, Inc. is closed for business.

13.     Standard of Care; Indemnification.

(a)     Standard of Care. EFS shall be held to a standard of reasonable care in carrying out the provisions of this Agreement; provided, however, that EFS shall be held to any higher standard of care that would be imposed upon EFS by any applicable law, rule or regulation even though such standard of care was not part of the Agreement.

(b)     Indemnification by the Fund. Each Fund agrees to indemnify and hold harmless EFS and its nominees from all losses, damages, costs, charges, payments, expenses (including reasonable counsel fees), and liabilities arising directly or indirectly from any action that EFS takes or does or omits to take to do (i) at the request or on the direction of or in reasonable reliance on the written advice of the applicable Fund or (ii) upon Proper Instructions, provided, that neither EFS nor any of its nominees shall be indemnified against any liability to a Fund or to its Shareholders (or any expenses incident to such liability) arising out of EFS’ own willful misfeasance, willful misconduct, gross negligence or reckless disregard of its duties and obligations specifically described in this Agreement or its failure to meet the standard of care set forth in Paragraph 14(a).

     (c)     Indemnification by EFS. EFS agrees to indemnify and hold harmless each Fund and its nominees from all losses, damages, costs, charges, payments, expenses (including reasonable counsel fees), and liabilities arising out of or attributed to any action or failure or omission to act by EFS as a result of EFS’ own willful misfeasance, willful misconduct, gross negligence or reckless disregard of its duties and obligations specifically described in this Agreement.

14.     Insurance. EFS will at all times maintain in effect insurance coverage, including, without limitation, Fidelity Bond and Electronic Data coverage, at levels of coverage consistent with those customarily maintained by other high quality investor servicing agents for registered investment companies and with such policies as the Board of Trustees of the Funds may from time to time adopt.

15.     Duration and Termination. This Agreement shall continue until termination by either EFS or any Fund on sixty days’ written notice. In the event that in connection with any such termination a successor to any of EFS’ duties or responsibilities hereunder is designated by a Fund by written notice to EFS, EFS will cooperate fully in the transfer of such duties and obligations, including provision for assistance by EFS’ personnel in the establishment of books, records and other data by such successor. The applicable Fund will reimburse EFS for all reasonable expenses incurred by EFS in connection with such transfer. The termination of this Agreement with respect to a Fund will not cause the termination of this Agreement on behalf of the other Funds that are a party hereto.

16.     Notices. All notices and other communications, including Proper Instructions (collectively referred to as “Notices” in this paragraph), hereunder shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notices to EFS shall be addressed to EFS at P.O. Box 33022, St. Petersburg, Florida 33733. Notices to a Fund shall also be addressed to the applicable Fund at P.O. Box 33022, St. Petersburg, Florida 33733. All postage, cable, telex, or facsimile sending device charges arising from the sending of a Notice hereunder shall be paid by the sender.

17.     Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

18.     Amendment; Modification; Waiver. This Agreement or any part hereof may be amended, modified or waived only by an instrument in writing signed by both parties hereto.

19.     Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

20.     Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original. The Agreement shall become effective when one or two counterparts have been signed and delivered by each of the parties.

21.     Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties thereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof, provided that the parties hereto may embody in one or more separate documents their agreement, if any, with respect to Proper Instructions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in Florida and governed by Florida law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, regulation or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefits of the parties hereto and their respective successors.

22.     Massachusetts Business Trust. Notice is hereby given that EFS shall have no right to seek to proceed against or enforce this Agreement against the individual shareholders of any Fund or against the Trustees or officers of any Fund. Rather, EFS can seek to enforce this Agreement only against the applicable Fund itself.

23.     Privacy Policy. EFS acknowledges and agrees that any non-public personal information relating to customers of the Funds may be provided to EFS solely for the purpose of enabling it to perform services pursuant to this agreement and may not be re-used by EFS for any other purpose. The Funds have provided EFS with a copy of the Funds’ privacy policy under Regulation S-P, 17 C.F.R. Part 240 and all applicable state and federal privacy laws, and will provide copies of annual and other notices under, or amendments to its privacy policy. EFS agrees that non-public personal information will not be released to any third parties except as permitted by Regulation S-P, applicable state and federal privacy laws and policies of the Funds. EFS represents and warrants to the Funds that it has adopted and implemented procedures to safeguard non-public personal information relating to customer records and information, and that such procedures are reasonably designed to: (i) insure the security and confidentiality of customer records and information; (ii) protect against any anticipated threats or hazards to the security or integrity of customer records and information; and (iii) protect against unauthorized access to or use of customer records or information.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on this day and year first above written.

EAGLE CAPITAL APPRECIATION FUND
EAGLE CASH TRUST
EAGLE GROWTH & INCOME FUND
EAGLE SERIES TRUST

By: /s/ Mathew J. Calabro

Name: Mathew J. Calabro
Title: Principal Executive Officer

EAGLE FUND SERVICES, INC.

By: /s/ Andrea N. Mullins

Name: Andrea N. Mullins
Title: Chief Financial Officer

Schedule A
to the
Eagle Funds
Accounting and Pricing Services Agreement

Fund:	Class A	Class C	Class I/R3/R5
Eagle Capital Appreciation Fund	✓	✓	✓
Eagle Cash Trust:
Money Market Fund	✓	✓
Municipal Money Market Fund	✓
Eagle Growth & Income Fund	✓	✓	✓
Eagle Series Trust:
Eagle International Equity Fund
Eagle Large Cap Core Fund	✓	✓	✓
Eagle Mid Cap Growth Fund	✓	✓	✓
Eagle Mid Cap Stock Fund	✓	✓	✓
Eagle Small Cap Core Value Fund	✓	✓	✓
Eagle Small Cap Growth Fund	✓	✓	✓

Dated: September 1, 2009

Schedule B

Eagle Funds
Addendum to Fee Schedule

Fee Information for Fund Accounting and Pricing Services

General: Each Fund of the Eagle Funds as listed in Schedule A noted above shall be charged a fee according to the following schedule. The fee is calculated and paid monthly.

Monthly Fee	$7,100 per portfolio
Additional Class Fee, per month	$200 per additional class
Out-of-Pocket Expenses	As defined below

Minimum Fee: The above fees are subject to a minimum billing for all funds noted under this contract. The minimum monthly fee is $75,000 per month.

Decrease in the number of portfolios: If there is a decrease in the number of portfolios billed by Eagle Fund Services, Inc., the fee schedule noted above will change. The Monthly Fee will increase by $500 per additional portfolio. The Additional Class Fee will not change.

Out-of-Pocket Expenses: Out-of-Pocket Expenses include, but are not limited to, pricing feeds containing security prices or security rate changes received from an outside vendor. These fees will be charged and paid monthly.

Payment: The above fees will be due and payable within thirty days after notification is received at the Trust’s offices.

EAGLE CAPITAL APPRECIATION FUND                                      EAGLE FUND SERVICES, INC.

EAGLE CASH TRUST
EAGLE GROWTH & INCOME FUND
EAGLE SERIES TRUST

By:	/s/ Mathew J. Calabro	/s/ Andrea N. Mullins
	Mathew J. Calabro	Andrea N. Mullins

Title:	Principal Executive Officer	Chief Financial Officer

Date:	September 1, 2009	September 1, 2009